N-SAR Exhibit: Sub-item 77H(a)
Legg Mason Investment Trust
Legg Mason Opportunity Trust

Item 77H(a): Change in control of registrant


In response to Sub-Items 77H(a), Legg Mason Opportunity Trust, the Registrant incorporates by reference the supplement to the fund's Summary Prospectus, Prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission pursuant to Rule 497 of the Securities Act of 1933 on August 11, 2016 (Accession No. 0001193125-16-678619). The Registrant also incorporates by reference Post-Effective Amendment No. 9 to Form N-1A filed on April 22, 2016 pursuant to Rule 485(b) of the Securities Act of 1933 (Accession No. 0001193125-16-551954).



0001193125-16-678619 8/11/16
LEGG MASON OPPORTUNITY TRUST
MILLER INCOME OPPORTUNITY TRUST
SUPPLEMENT DATED AUGUST 11, 2016 TO THE SUMMARY PROSPECTUSES,
PROSPECTUSES AND STATEMENTS OF ADDITIONAL INFORMATION DATED
MAY 1, 2016 FOR LEGG MASON OPPORTUNITY TRUST AND
FEBRUARY 1, 2016 FOR MILLER INCOME OPPORTUNITY TRUST

 On August 11, 2016, Legg Mason, Inc. ("Legg Mason") announced a definitive agreement to sell Legg Mason's ownership stake in LMM LLC ("LMM") to Bill Miller. Currently, 50% of LMM is owned by Legg Mason and 50% of LMM is owned, directly and indirectly, by Mr. Miller and an entity controlled by him. LMM serves as the investment manager to Legg Mason Opportunity Trust, a series of Legg Mason Investment Trust, and as subadviser to Miller Income Opportunity Trust, a series of Legg Mason Global Asset Management Trust. The transaction is targeted to close (the "Closing") at the end of 2016, but is subject to certain conditions, and may be delayed or may not close under certain circumstances.

In connection with the transaction, each fund's Board of Trustees and shareholders will be asked to approve the reorganization of such fund into a new fund (not affiliated with Legg Mason) for which LMM will serve as investment adviser after the Closing, thereby maintaining the continuity of each fund's investment program. The portfolio management teams of each fund are expected to be the same after the Closing and such fund's reorganization.

Subject to Board approval, special meetings of the funds' shareholders will be held to consider the fund reorganizations and such other matters as the Board may deem appropriate. Before the special meetings, shareholders of the funds will receive a combined prospectus/proxy statement that discusses the fund reorganizations and other matters. The Closing will have the effect of terminating LMM's investment management agreement for Legg Mason Opportunity Trust and subadvisory agreement for Miller Income Opportunity Trust under the Investment Company Act of 1940.



LMFX298016